Exhibit 12.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

November 19, 2025

Fundrise Growth eREIT VII, LLC

c/o Fundrise, LLC

11 Dupont Circle NW, 9th Floor

Washington, D.C. 20036

Re:	Securities Qualified Under Post-Qualification Amendment on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your November 19, 2025 filing with the Securities and Exchange Commission of a Post-Qualification Amendment on Form 1-A (as amended or supplemented, the “Post-Qualification Amendment”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Fundrise Growth eREIT VII, LLC, a Delaware limited liability company (the “Company”), of up to $73,644,594 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”). The Shares are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is to be included in the Post-Qualification Amendment as Exhibit 4.1 (collectively, the “Subscription Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the Subscription Agreements, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP